Exhibit 99.1


Press Release
SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Financial Results for Quarter ended June 30, 2004

Woodland Hills, Calif. - (Business Wire) - July 28, 2004 - Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended June 30, 2004, which is the third quarter of OCP's fiscal year ending September 30, 2004.

Revenue for the third quarter of fiscal 2004 increased 50.8% to $14.3 million from $9.5 million for the same period in fiscal 2003, and decreased 10.1% compared with $15.9 million for the second quarter of fiscal 2004. The net income for the third quarter of 2004 was $1.0 million compared to a net loss of $5.1 million for the same period in fiscal 2003, and a net loss of $97,000 for the second quarter of fiscal 2004. The earnings per diluted share for the third quarter of fiscal 2004 was $0.01 per share compared with a loss per diluted share of $0.05 for the same period in fiscal 2003, and a loss per diluted share of $0.00 for the second quarter of fiscal 2004. Included in the results for the third quarter of fiscal 2004 was a net benefit of $942,000 from the sale of our facility in Chatsworth, California which was our former corporate headquarters. In addition, during the third quarter of fiscal 2004, the Company utilized approximately $1.6 million of inventory in production that had previously been written down to zero.

Revenue for the nine months ended June 30, 2004 increased 54.6% to $44.0 million from $28.4 million for the same period in fiscal 2003. The net loss for the nine months ended June 30, 2004 was $634,000 or $0.01 per diluted share, compared to a net loss of $8.0 million or $0.07 per diluted share for the same period in fiscal 2003. During the nine months of fiscal 2004, the Company utilized approximately $4.4 million of inventory in production that had previously been written down to zero.

Our cash, cash equivalents and marketable securities for the third quarter of 2004 increased to $149.8 million from $130.9 million for the second quarter of fiscal 2004. This increase is a result of the receipt of an income tax refund of approximately $11.6 million and net proceeds of $5.7 million from the sale of our Chatsworth facility.

"We are pleased with the progress of our results in this fiscal year to date," said Dr. Muoi Van Tran, OCP's Chairman and CEO. "Our revenue for this third quarter is higher than the upper end of our guidance and our revenue for the first three quarters of fiscal 2004 is approximately 55% higher than the first three quarters of fiscal 2003. Our cash position is also much stronger now than at the beginning of fiscal 2004. As of June 30, 2004, OCP had approximately $150 million in cash, cash equivalents and marketable securities."

The current economic environment continues to limit the company's visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the fourth quarter ending September 30, 2004 is expected to be within the range of $12 million to $14 million.

About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP's web site at www.ocp-inc.com.


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OCP was founded in 1991 and has its headquarters in Woodland Hills, California.
Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.7% of OCP's outstanding capital stock as of June 30, 2004.


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:
Susie Nemeti, CFO
(818) 251-7100
Optical Communication Products, Inc.


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                      Optical Communication Products, Inc.
                            Statements Of Operations
                      (In thousands, except per share data)


                                                Three months ended June 30,                   Nine months ended June 30,
                                           -------------------------------------        --------------------------------------
                                                2004                  2003                   2004                   2003
                                           -------------------------------------        --------------------------------------
                                                       (Unaudited)                                   (Unaudited)

Revenue                                    $      14,299          $        9,481        $       43,977         $        28,449

Cost of Revenue                                    7,770                   6,120                24,732                  18,564
                                           -------------          --------------        --------------         ---------------

Gross Profit                                       6,529                   3,361                19,245                   9,885
                                           -------------          --------------        --------------         ---------------

Operating expenses:

        Research and development                   4,152                   4,489                12,970                  11,732
        Sales and marketing                        1,153                   1,270                 3,831                   3,332
        General and administrative                 1,504                   2,823                 4,728                   5,486
                                           -------------          --------------        --------------         ---------------

Total expenses                                     6,808                   8,582                21,528                  20,550
                                           -------------          --------------        --------------         ---------------

Gain from sale of real property                      942                     -                     -                       -
                                           -------------          --------------        --------------         ---------------

Income (loss) from operations                        662                  (5,221)               (2,284)                (10,665)
                                           -------------          --------------        --------------         ---------------

Other income, net                                    344                     411                 1,842                   1,495
                                           -------------          --------------        --------------         ---------------

Income (loss) before income taxes                  1,006                  (4,810)                 (442)                 (9,170)

Income tax provision (benefit)                        -                      325                   192                   (1,160)
                                           -------------          --------------        --------------         ---------------

Net income (loss)                          $       1,006          $       (5,135)       $         (634)        $        (8,010)
                                           =============          ==============        ==============         ===============

Basic Shares                                     112,655                 111,766               112,463                 110,665
Diluted Shares                                   113,746                 111,766               112,463                 110,665

Basic income (loss) per share              $        0.01          $        (0.05)       $        (0.01)        $         (0.07)
Diluted income (loss) per share            $        0.01          $        (0.05)       $        (0.01)        $         (0.07)
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


                      Optical Communication Products, Inc.
                                 Balance Sheets
                 (In thousands, except share and per share data)


                                                                                          June 30,              September 30,
                                                                                      ---------------------------------------
ASSETS                                                                                     2004                     2003
                                                                                      ---------------------------------------
                                                                                        (unaudited)
Current Assets:

  Cash and cash equivalents                                                             $   84,481              $   64,895
  Marketable securities                                                                     65,321                  65,607
  Accounts receivable less allowance for doubtful accounts:                                  8,797                   6,960
  $523 at June 30, 2004 and $459 at September 30, 2003
  Income taxes receivable                                                                                           11,743
  Inventories                                                                                7,840                   5,592
  Prepaid expenses and other current assets                                                  1,937                   1,342
                                                                                        ----------              ----------
Total current assets                                                                       168,377                 156,139

Property, plant and equipment, net                                                          30,160                  36,721
Marketable Securities                                                                                                5,048
Intangible assets, net                                                                       1,561                   2,235
                                                                                        ----------              ----------

Total                                                                                   $  200,097               $ 200,143
                                                                                        ==========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt                                                     $      471              $      471
  Accounts payable                                                                           1,602                   1,169
  Accounts payable to related parties                                                        3,116                   1,061
  Accrued bonus                                                                              3,829                   4,433
  Other accrued expenses                                                                     2,231                   3,159
  Income taxes payable                                                                          16                      26
                                                                                        ----------              ----------
Total current liabilities                                                                   11,265                  10,319
                                                                                        ----------              ----------

Long-term debt                                                                                 511                     864
Other long-term liabilities                                                                    400                     600

Stockholders' equity:
  Class A - common stock, $.001 par value; 200,000,000 shares authorized, 46,757,477 shares and 46,297,285 shares issued
    and outstanding at June 30, 2004 and September 30, 2003,                                    47                      46
    respectively.
  Class B - common stock $.001 par value; 66,000,000 shares authorized,
    66,000,000 shares issued and outstanding at June 30, 2004                                   66                      66
  Additional paid-in capital                                                               132,907                 132,712
  Retained earnings                                                                         54,902                  55,536
                                                                                        ----------              ----------
          Total stockholders' equity                                                       187,922                 188,360
                                                                                        ----------              ----------

Total                                                                                   $  200,097              $  200,143
                                                                                        ==========              ==========
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